UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2017

Hamilton Lane Incorporated
(Exact Name of Registrant as Specified in its charter)

Delaware	001-38021	26-2482738
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Presidential Blvd., 4th Floor, Bala Cynwyd, PA	19004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 934-2222

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On August 23, 2017, our operating company, Hamilton Lane Advisors, L.L.C. (“HLA”), entered into a Term Loan and Security Agreement (the “Term Loan Agreement”) and a Revolving Loan and Security Agreement (the “Revolving Loan Agreement” and, together with the Term Loan Agreement, the “Loan Agreements”) with First Republic Bank (“First Republic”).

The Term Loan Agreement provides for a term loan facility in an aggregate principal amount of $75 million and also contains an accordion feature that allows HLA to increase the commitment under the facility by up to $25 million under certain conditions (the “Term Loan Facility”). The purpose of the Term Loan Facility is to refinance HLA’s existing indebtedness. Borrowings under the Term Loan Facility accrue interest at a floating per annum rate equal to the greater of (i) the prime rate that appears in The Wall Street Journal minus 1.25% and (ii) 2.75%. The Term Loan Facility matures on November 1, 2024.

The Revolving Loan Agreement provides for a revolving credit facility up to an aggregate principal amount of $25 million (the “Revolving Loan Facility”). The Revolving Loan Facility is for working capital and general corporate purposes. Borrowings under the Revolving Loan Facility accrue interest at a floating per annum rate equal to the greater of (i) the prime rate that appears in The Wall Street Journal minus 1.50% and (ii) 2.50%. The Revolving Loan Facility matures on August 21, 2020 and requires compliance with conditions precedent that must be satisfied prior to any borrowing.

HLA has granted a security interest in substantially all of its personal property assets under the Loan Agreements, except for certain excluded assets. The Loan Agreements contain covenants that, among other things, limit HLA’s ability to incur indebtedness, transfer or dispose of assets, merge with other companies, create, incur or allow liens, make investments, pay dividends or make distributions, engage in transactions with affiliates and take certain actions with respect to management fees. The Loan Agreements also require HLA to maintain (i) a specified amount of management fees in each fiscal year during the term of each of the Loan Agreements, (ii) adjusted EBITDA on a trailing six-month basis of $12.5 million or greater, tested semi-annually, and (iii) a specified tangible net worth during each fiscal year during the term of each of the Loan Agreements.

The Loan Agreements contain certain events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representations or warranties, and bankruptcy or insolvency proceedings. If an event of default under the Loan Agreements occurs and is not cured, First Republic may, among other things, discontinue advancing money or extending credit under the Loan Agreements and declare outstanding amounts immediately due and payable. In addition, during the continuance of an event of default, an additional 5% penalty interest rate may apply.

Item 1.02. Termination of a Material Definitive Agreement.

On August 23, 2017, in connection with HLA’s entry into the Loan Agreements described above in Item 1.01, HLA repaid all obligations under and terminated the Credit and Guaranty Agreement dated as of July 9, 2015, as amended, among HLA, certain of its subsidiaries, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent, and the lenders party thereto (the “Prior Credit Agreement”).

The Prior Credit Agreement is described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 under the heading “Historical Liquidity and Capital Resources-Term Loan” in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Morgan Stanley & Co. LLC, an affiliate of Morgan Stanley Senior Funding, Inc., acted as an underwriter in connection with our initial public offering, which closed on March 6, 2017. Proceeds of the offering were used to repay a portion of the then-outstanding borrowings under the Prior Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
10.1*	Term Loan and Security Agreement dated August 23, 2017 by and between First Republic Bank and Hamilton Lane Advisors, L.L.C.
10.2*	Revolving Loan and Security Agreement dated August 23, 2017 by and between First Republic Bank and Hamilton Lane Advisors, L.L.C.

* Indicates document is subject to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMILTON LANE INCORPORATED

Date: August 25, 2017

	By:	/s/ Lydia A. Gavalis
		Name:	Lydia A. Gavalis
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Term Loan and Security Agreement dated August 23, 2017 by and between First Republic Bank and Hamilton Lane Advisors, L.L.C.
10.2*	Revolving Loan and Security Agreement dated August 23, 2017 by and between First Republic Bank and Hamilton Lane Advisors, L.L.C.

* Indicates document is subject to a request for confidential treatment.